                                                     ---------------------------
                                                             OMB APPROVAL
                                                     ---------------------------
                                                     OMB Number:       3235-0145
                                                     Expires:  December 31, 2005
                                                     Estimated average burden
                                                     hours per response.......11
                                                     ---------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No. )*

                                  SGL CARBON AG
                                (Name of Issuer)

                                 ORDINARY SHARES
                         (Title of Class of Securities)

                                    784188203
                                 (CUSIP Number)

                                December 31, 2002
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      | |   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      | |   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

-------------------                                            -----------------
CUSIP NO. 784188203                                            PAGE 2 OF 7 PAGES
-------------------                                            -----------------

--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS.

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Allianz Aktiengesellschaft
      FEIN 98-0122343

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

      (a)  | |
      (b)  | |
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Federal Republic of Germany
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    1,304,786
NUMBER OF      -----------------------------------------------------------------
SHARES         6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY            - 0 -
EACH           -----------------------------------------------------------------
REPORTING      7.   SOLE DISPOSITIVE POWER
PERSON
WITH                1,304,786
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    - 0 -
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,304,786
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)

      Not applicable
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.0%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO
--------------------------------------------------------------------------------

ITEM 1

      (a).  NAME OF ISSUER:

            SGL Carbon AG

      (b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            Rheingaustrasse 182, 65203 Wiesbaden, Federal Republic of Germany

ITEM 2.

      (a).  NAME OF PERSON FILING:

            Allianz Aktiengesellschaft

      (b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            Allianz Aktiengesellschaft, Koniginstrasse 28, 80802 Munich, Federal Republic of Germany

      (c).  CITIZENSHIP:

            See Item 4 on page 2.

      (d).  TITLE OF CLASS OF SECURITIES:

            The title of the securities is ordinary shares, which may also include securities held in the form of American Depositary Receipts (the "Ordinary Shares).

      (e).  CUSIP NUMBER:

            784188203

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

      (a).  | |   Broker or dealer registered under Section 15 of the Act
                  (15 U.S.C. 78o).

      (b).  | |   Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c).  | |   Insurance company as defined in Section 3(a)(19) of the Act
                  (15 U.S.C. 78c).

      (d).  | |   Investment company registered under Section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e).  | |   An investment advisor in accordance with Section
                  240.13d-1(b)(1)(ii)(E).

      (f).  | |   An employee benefit plan or endowment fund in accordance with
                  Section 240.13d-1(b)(1)(ii)(F).

      (g).  | |   A parent holding company or control person in accordance with
                  Section 240.13d-1(b)(1)(ii)(G).

      (h).  | |   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813).

      (i).  | |   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3).

      (j).  | |   Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:

            See Item 9 on page 2.

      (b)   Percent of class:

            See Item 11 on page 2.

      (c)   Number of shares as to which the person has:

            (i)   Sole power to vote or direct the vote:

                  See Item 5 on page 2.

            (ii)  Shared power to vote or direct the vote:

                  See Item 6 on page 2.

            (iii) Sole power to dispose or direct the disposition of:

                  See Item 7 on page 2.

            (iv)  Shared power to dispose or to direct the disposition of:

                  See Item 8 on page 2.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following | |.

      Not applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Certain of the Ordinary Shares are held in a fiduciary capacity for third parties. Allianz Aktiengesellschaft disclaims beneficial ownership of such Ordinary Shares.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

      Allianz Aktiengesellschaft and the following subsidiaries of Allianz Aktiengesellschaft hold Ordinary Shares of SGL Carbon AG: Dresdner Bank Aktiengesellschaft and other Allianz Aktiengesellschaft subsidiaries, each of which such other Allianz Aktiengesellschaft subsidiaries holds less than one percent (1%) of the Ordinary Shares of SGL Carbon AG.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF THE MEMBERS OF THE GROUP.

      Not applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

      Not applicable

ITEM 10. CERTIFICATIONS.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

                                                    FEBRUARY 14, 2003
                                        ----------------------------------------
                                                          Date

                                               ALLIANZ AKTIENGESELLSCHAFT


                                                   /s/ Peter Hemeling
                                        ----------------------------------------
                                                        Signature


                                                   Dr. Peter Hemeling/
                                                        Prokurist
                                        ----------------------------------------
                                                       Name/Title


                                                 /s/ Matthias J. Seewald
                                        ----------------------------------------
                                                        Signature

                                                  Matthias J. Seewald/
                                                        Prokurist
                                        ----------------------------------------
                                                       Name/Title